---------------------------------
                                                    SEC FILE NO:  000-53063

                                                      CUSIP NUMBER: None
                                               ---------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):        |_| Form 10-K  |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
                    |_| Form 10-D  |_| Form N-SAR |_| Form N-CSR

                      For Period Ended: September 30, 2009

    |_| Transition Report on Form 10-K
    |_| Transition Report on Form 20-F
    |_| Transition Report on Form 11-K
    |_| Transition Report on Form 10-Q
    |_| Transition Report on Form N-SAR

For the Transition Period Ended: _______________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                                  BSV V, INC.
                                  -----------
                            Full Name of Registrant:

                                       N/A
                                       ---
                            Former Name if Applicable

                           735 Broad Street, Suite 400
                           ---------------------------
            Address of Principal Executive Office (Street and Number)

                              Chattanooga, TN 37402
                              ---------------------
                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20- F, 11-K, Form N-SAR, or portion thereof, will be on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly of transition report on Form 10-Q, or portion thereof be filed on or before the fifth calendar day following prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Company is unable to file its Quarter Report on Form 10-Q for the quarter ended September 30, 2009 within the prescribed period due to ministerial difficulties. Such difficulties prevent the Company from filing the Annual Report without unreasonable effort or expense. The Company fully expects to be able to file within the additional time allowed by this report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        Douglas A. Dyer                   (423)                  265-5062
-------------------------------- ------------------------  ---------------------
            (Name)                     (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     |X| Yes  |_|  No


(3) Is it anticipated that any significant change in results of operations of the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |_|  Yes  |X|  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   BSV V, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2009     BSV V, INC.

                             By:    /s/ Douglas A. Dyer
                                    --------------------------------------------
                                    Douglas A. Dyer
                                    Title: President
                                    (Principal Executive Officer)
                                    (Principal Financial and Accounting Officer)

--------------------------------------------------------------------------------